Exhibit 12.1

Regency Centers Corporation and Regency Centers, L.P.
Computation of Ratio of Earnings to Fixed Charges
(in thousands)

	Year Ended December 31,
	2015	2014	2013	2012	2011
Fixed Charge Coverage Ratio:
Add: pre-tax income from continuing operations before adjustment for income or loss from equity investees and noncontrolling interests in consolidated subsidiaries	$128,431	158,823	54,282	37,354	32,560
Add: fixed charges	113,697	120,963	119,264	120,534	133,973
Add: distributed income of equity investees	46,646	42,767	45,377	44,809	43,361
Subtract: capitalized interest	(6,740)	(7,142)	(6,078)	(3,686)	(1,480)
Subtract: preference security dividend requirements of consolidated subsidiaries	—	—	—	(404)	(3,725)
Subtract: noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges	(764)	(471)	(323)	(112)	(55)
Total earnings	$281,270	314,940	212,522	198,495	204,634

Fixed Charges:
Interest expensed and capitalized	$109,602	116,067	113,799	114,198	124,707
Amortized premiums, discounts and capitalized expenses related to indebtedness	1,350	1,776	2,887	3,292	2,860
Estimate of the interest within rental expense	2,745	3,120	2,577	2,639	2,680
Preference security dividend requirements of consolidated subsidiaries	—	—	—	404	3,725
Total fixed charges	$113,697	120,963	119,263	120,533	133,972

Ratio of earnings to fixed charges	2.5	2.6	1.8	1.6	1.5

Regency Centers Corporation and Regency Centers, L.P.
Computation of Ratio of Combined Fixed Charges and Preference Dividends to Earnings
(in thousands)

	Year Ended December 31,
	2015	2014	2013	2012	2011
Combined Fixed Charges and Preference Dividends Coverage Ratio:
Add: pre-tax income from continuing operations before adjustment for income or loss from equity investees and noncontrolling interests in consolidated subsidiaries	$128,431	158,823	54,282	37,354	32,560
Add: fixed charges	134,759	142,025	140,325	143,787	153,647
Add: distributed income of equity investees	46,646	42,767	45,377	44,809	43,361
Subtract: capitalized interest	(6,740)	(7,142)	(6,078)	(3,686)	(1,480)
Subtract: preference dividends	(21,062)	(21,062)	(21,062)	(23,658)	(23,400)
Subtract: noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges	(764)	(471)	(323)	(112)	(55)
Earnings	$281,270	314,940	212,521	198,494	204,633

Fixed Charges and Preference Dividend Data:
Interest expensed and capitalized	$109,602	116,067	113,799	114,198	124,707
Amortized premiums, discounts and capitalized expenses related to indebtedness	1,350	1,776	2,887	3,292	2,860
Estimate of the interest within rental expense	2,745	3,120	2,577	2,639	2,680
Preference dividends	21,062	21,062	21,062	23,658	23,400
Total fixed charges and preference dividends	$134,759	142,025	140,325	143,787	153,647

Ratio of combined fixed charges and preference dividends to earnings	2.1	2.2	1.5	1.4	1.3

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